Exhibit 19
ACNB CORPORATION
INSIDER TRADING POLICY STATEMENT

EXECUTIVE SUMMARY

•The Policy applies to Directors and Executive Officers of ACNB Corporation, as well as Directors and Executive Officers of any ACNB Corporation subsidiary as designated by the ACNB Corporation Board of Directors, and employees of ACNB Corporation or a subsidiary who are in possession of Material Inside Information.

•The Policy appoints an Insider Trading Compliance Officer who oversees the filing of SEC Forms 3, 4 and 5 and administers the Policy. Due to the filing requirement within two business days for Forms 4, Level 1 Insiders should inform the Insider Trading Compliance Officer at least three days in advance of a proposed transaction related to ACNB Corporation Equity Securities.

•No Insider may effect a transaction in ACNB Corporation Equity Securities or another entity’s securities, such as a merger target, while he or she is in possession of Material Inside Information.

•No Insider may divulge, disclose or “tip” any Material Inside Information to any person for any reason whatsoever without the express permission of the ACNB Corporation Board of Directors.

•No Insider may trade ACNB Corporation Equity Securities during ACNB Corporation’s Reporting Period. ACNB Corporation’s Reporting Period begins on the sixteenth day of the last month of each calendar quarter (i.e., on March 16, June 16, September 16 and December 16) and ends one full trading day after the earlier of the public release of financial results for such quarter, generally via a press release distributed to the general public through a wire service, or the filing for the end of the quarter/year of Form 10-Q/10-K. This prohibition in trading also applies similarly to the declaration of dividends and any merger or acquisition transactions. The Board of Directors or the ACNB Corporation Chief Executive Officer may grant exceptions to this Policy upon request when the person making the request is not in possession of Material Inside Information, and so long as the request is not inconsistent with other applicable law.
•A violation of this Policy may result in termination of employment, and, if applicable, in a request to resign from the Board of Directors. All violations are judged on a case-by-case basis. Additional penalties may be imposed under federal and/or state law.

I.    GENERAL POLICY AND GUIDELINES

ACNB Corporation (the “Corporation”) and its subsidiaries, including ACNB Bank and any other subsidiary of the Corporation (collectively, the “Subsidiaries”), are intensely aware of the need to maintain extremely high standards of honesty, integrity and fair-dealing to assure the public’s trust in the performance and maintenance of an impartial trading price for the Corporation’s Equity Securities in the marketplace. “Insider Trading”, the trading of securities based on Material Nonpublic Information, is not only unfair, but erodes investor confidence in the marketplace for the Corporation’s Equity Securities. The preservation of trust in the Corporation and preservation of the Corporation’s reputation requires observance of certain standards by the Corporation’s Directors, officers, employees, and persons holding 10% or more of the Corporation’s Equity Securities (“10% Holders”). Therefore, the Corporation has adopted this Insider Trading Policy Statement (the “Policy”) and is implementing the procedures detailed herein to avoid even the appearance of improper conduct on the part of the Corporation’s Directors, officers, employees and 10% Holders. This Policy is in addition to the Corporation’s Code of Ethics.

The Corporation and its Subsidiaries require that certain Directors, officers, employees, 10% Holders, and other representatives avoid possible misconduct and avoid any situation in which Material Nonpublic Information could be misappropriated by anyone to gain an unfair advantage in the trading of the Corporation’s Equity Securities. In all situations, including those where the law is unclear or in conflict, Directors, officers, employees and 10% Holders are expected to refrain from any discussion with respect to any information that might be construed as Material Nonpublic Information.

A violation of the provisions of this Policy may result in termination of employment as an officer or employee of the Corporation or any of the Corporation’s Subsidiaries and affiliates, and, if applicable, in a request to resign from the Board of Directors. A violation of the provisions of this Policy by a “Quasi-Insider” or “Temporary Insider” shall be addressed by the Board of Directors of the Corporation on a case-by-case basis.

In addition to the discussion of insider trading matters, this Policy sets forth, in general terms, certain reporting requirements and liabilities imposed on Directors, specified officers, and 10% Holders of the Corporation’s Equity Securities under Sections 16(a) and 16(b) (collectively, “Section 16”) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Compliance with this Policy is the responsibility of every employee or representative of the Corporation and its Subsidiaries. Each person covered by this Policy must be familiar with its contents, keep it in an appropriate place for easy reference, and comply fully with these policies and procedures. The importance of this Policy cannot be overemphasized. If you have any questions regarding the meaning or application of any provision of this Policy, please contact the Corporation’s Chief Governance Officer, who is reaffirmed as the appointed Insider Trading Compliance Officer for ACNB Corporation with approval of this Policy. In addition, any violations of this Policy must be reported immediately to the Insider Trading Compliance Officer.

II.    DEFINITIONS

The following terms, used in this Policy, have the meanings as set forth below:

1.“Beneficial Owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect pecuniary interest in the relevant class of Equity Securities.

The following rights or powers are generally accepted as the indicia of beneficial ownership:

a.The right or power to vote or control the voting of the Corporation’s Equity Securities;

b.The right or power to transfer or control the transfer of the Corporation’s Equity Securities;
c.The right or power to receive income from the Corporation’s Equity Securities or control the disposition of the income; and,
d.The right or power to receive or control the disposition of proceeds in a liquidation of the Corporation’s Equity Securities.

In addition, Equity Securities held by a spouse, minor children, and persons who share the same household are considered to be “beneficially-owned” by a person who is required to report Equity Securities ownership under Section 16 of the 1934 Act.

2.“Equity Securities” includes any stock and restricted stock or derivative securities such as stock options, warrants, convertible securities, stock appreciation rights, or similar rights with an exercise or conversion privilege at a price related to, or similar securities (including “put” and “call” options) with a value derived from the value of, the Corporation’s stock.
3.“Inside Information” means information that emanates from within the Corporation, or its Subsidiaries and affiliates, and is intended for a corporate purpose, such as data concerning corporate or subsidiary operations, finances, or expansion and acquisition plans. The information may relate to the Corporation, its Subsidiaries, one or more third-party entities, or any combination thereof. Knowledge of a potential takeover is an obvious form of Inside Information. This term includes all Material Nonpublic Information that effects the Corporation, its Subsidiaries, or the market for the Corporation’s Equity Securities.
4.“Insider” means:

a.The Corporation’s Directors and the Corporation’s Executive Officers as designated by the Corporation’s Board of Directors;
b.Directors of any subsidiary and certain officers of any subsidiary as designated to be “Executive Officers” by the Corporation’s Board of Directors for inclusion in the annual proxy statement and/or as designated by the Corporation’s Board of Directors to be Section 16 reporting officers on an annual basis;

Insiders defined in Sections 4a and b are sometimes referred to as “Level 1 Insider(s)”.
c.Other employees of the Corporation or its Subsidiaries, who are in possession of Material Inside Information about the Corporation; or,
d.10% Holders (persons holding 10% or more of the outstanding Equity Securities of the Corporation).

Insiders defined in Sections 4c and d are sometimes referred to as “Level 2 Insider(s)”.

5.“Insider Trading Compliance Officer”, or for purposes of this Policy “Compliance Officer”, is an officer or employee of the Corporation, or any of its Subsidiaries, appointed by the Corporation’s Board of Directors to carry out the intent and purpose of the Policy and to administer its provisions. The Corporation’s Chief Governance Officer shall be the designated Compliance Officer, who has access to and reports directly to the Board of Directors on matters related to this Policy. In the Compliance Officer’s absence or unavailability, the Corporation’s Chief Executive Officer is authorized to and may undertake any of the Compliance Officer’s responsibilities under this Policy.
6.“Material” means there is a substantial likelihood that a reasonable investor would consider a fact important in making his or her investment decision. In other words, if there is a substantial likelihood that the disclosure of an omitted fact would have been viewed by a reasonable investor as having significantly altered the “total mix” of information available, then the fact is deemed to be material. Depending upon the circumstances, examples could include information about contemplated mergers or acquisitions, tender offers or exchange offers, pending litigation, cybersecurity incidents, earnings or earnings estimates, changes in previously-released earnings estimates, improprieties within a company, or government investigations, inquiries and/or enforcement actions. Material information may be either positive or negative, and is not limited to financial information. If unsure whether the information is material, assume it is material.
7.“Nonpublic Information” is information that has not been distributed in a manner designed to make it available to the general investor or general public. Information is generally deemed to have become “public” for purposes of this Policy once it has been disseminated to the general public through a press release published by a wire service, or is filed on a Form 8-K or other periodic report with the SEC, and one full trading day has passed.
8.“Quasi-Insider” is a person, such as an attorney, accountant, consultant, investment banker, or any other person temporarily employed or engaged by the Corporation or its Subsidiaries, who gains access to Material Nonpublic Information.
9.“Reporting Period” is the period that generally begins on the sixteenth day of the last month of each calendar quarter (i.e., on March 16, June 16, September 16 and December 16) and ends one full trading day after the earlier of the public release of financial results for such quarter or the filing for the end of the quarter/year of Form 10-Q/10-K.
10.“Temporary Insider” is a person who gains access to Material Nonpublic Information, even if he or she has no relationship with the Corporation or its Subsidiaries.
11.“10% Holders” - Beneficial ownership, as defined by Section 13(d) of the 1934 Act, is used to determine if a person owns more than ten percent (10%) of a class of Equity Securities for Section 16 purposes, with some modifications. The Section 13(d) definition of beneficial ownership is used to determine when status as a 10% Holder has been attained. Once such status has been attained, the reporting and short-swing provisions of Section 16 apply only to Equity Securities in which the Insider has a reportable interest, as defined under Section 16.
III.    SECTION 16 REPORTING REQUIREMENTS

The Corporation’s common stock is registered with the Securities and Exchange Commission (the
“SEC”) under the provisions of Section 12 of the 1934 Act. Therefore, insider trading is governed, generally, by application of Section 16.

A.When a person assumes Level 1 Insider status or becomes a 10% Holder of the Corporation, the Compliance Officer shall make available an SEC Form 3 (Initial Statement of Beneficial Ownership of Securities) for completion, execution and filing with the SEC, if one has not already been completed, executed and filed with the SEC. The Compliance Officer shall oversee in the preparation, completion, review, execution and any amendment of the SEC
Form 3 and shall, at the request of and with a signed power of attorney for the Level 1 Insider or 10% Holder, file the form with the SEC.
B.An SEC Form 4 (Statement of Changes in Beneficial Ownership) must be filed within two business days of the purchase, sale, exchange or transfer of the Corporation’s Equity Securities. The Compliance Officer, with a signed power of attorney, shall be responsible for the preparation, completion, review, execution and filing of the SEC Form 4 for Level 1 Insiders.
C.Under Section 16(b) of the 1934 Act, Level 1 Insiders are subject to strict liability for any “profit” derived during any six-month period from any purchase and sale or sale and purchase of the Corporation’s Equity Securities beneficially owned by them. Therefore, Level 1 Insiders should allow at least six months to elapse between any purchase and subsequent sale or between any sale and subsequent purchase. Should there be a violation of Section 16(b) related to a “short-swing profit” transaction(s), the “profit” must be recovered by the Corporation from the Level 1 Insider.
D.No Level 1 Insider shall effect any transaction in the Corporation’s Equity Securities, unless the Compliance Officer has been informed of the transaction at least three days in advance and a review of the transaction has been completed to ensure compliance with Section 16 requirements. In addition, this rule applies to all transactions related to the Corporation’s Equity Securities whether held directly or held in street name accounts with brokers, banks or other intermediaries. When informing the Compliance Officer, the transaction in the Corporation’s Equity Securities should be described in detail to the Compliance Officer. The foregoing notice and review requirements also apply to any transaction in the Corporation’s Equity Securities by the Level 1 Insider’s spouse, minor children, other persons living in the Level 1 Insider’s household, and entities over which the Level 1 Insider exercises control.
E.Within 30 days after the end of each calendar year, each Level 1 Insider shall review his/her prior year’s transactions in the Corporation’s Equity Securities to determine if an SEC Form 5 (Annual Statement of Changes in Beneficial Ownership) should be filed with the SEC on or before February 14 of each year to meet the required filing timeline of within 45 days after the end of the calendar year.
F.The Compliance Officer shall report, as soon as practicable, to the Board of Directors any potential violation of this Policy, including, but not limited to, any failure to timely file an SEC Form 3, 4 or 5 with the SEC.

IV.    PROHIBITED ACTIVITIES

A.No Level 1 or Level 2 Insider shall effect any transaction in the Equity Securities of this Corporation or another entity’s securities, including specifically a merger or acquisition target, while he or she is in possession of Material Nonpublic Information. Furthermore, no Level 1 or Level 2 Insider who is aware of Material Nonpublic Information when his or her employment or service relationship with the Corporation or its Subsidiaries terminates may trade in the Corporation’s Equity Securities or another entity’s securities until that information becomes public or is no longer Material.
B.No Level 1 Insider shall effect any transaction in the Equity Securities of this Corporation, unless the Compliance Officer has been informed of the transaction at least three days in advance and a review of the transaction has been completed to ensure compliance with Section 16 requirements.
C.No Level 1 or Level 2 Insider shall effect a purchase, sale, transfer or assignment of the Corporation’s Equity Securities (a “Securities Trade”) during the Reporting Period. For purposes of this Policy, the release of periodic financial information to the general public occurs when quarterly financial information (including balance sheet information as of the end of the quarter and year-to-date income information, as well as other financial information that is considered by Management of the Corporation to be pertinent and material) is disseminated to the general public through a press release published by a wire service or is filed on a Current Report on Form 8-K with the SEC. This prohibition in trading also applies similarly to the declaration of dividends and any merger or acquisition transactions. The Board of Directors of the Corporation or the Chief Executive Officer of the Corporation may grant exceptions to this prohibition, upon request, when the person making the request is not in possession of Material Inside Information, if the grant of the exception would not be in contravention of law and the purposes of this Policy, and if the requestor’s personal circumstances warrant the grant of the exception.
D.The Chief Executive Officer of the Corporation or Insider Trading Compliance Officer, in consultation with the Corporation’s counsel as deemed appropriate, may institute periods when trading is prohibited as a result of matters that are considered to be Material. Communications regarding such prohibitions on trading shall be communicated to the applicable persons either in writing and/or verbally in a meeting, for which the action is recorded in the minutes.

E.No Level 1 or Level 2 Insider shall divulge, disclose or “tip” any Material Nonpublic Information to any person for any reason whatsoever without the express consent and direction of the Board of Directors of the Corporation. “Tipping” is the act of passing Material Nonpublic Information on to others or recommending to others the purchase or sale of the Corporation’s Equity Securities or another entity’s securities when aware of Material Nonpublic Information.
F.A Level 1 Insider, including such person’s spouse, other persons living in such person’s household and minor children, and entities over which such Level 1 Insider exercises control, are prohibited from engaging in the following transactions in the Corporation’s Equity Securities unless advance approval is obtained from the Insider Trading Compliance Officer, the Corporation’s Board of Directors, or a duly authorized committee of the Board of Directors:
1.Short sales. A Level 1 Insider may not sell the Corporation’s Equity Securities short.
2.Trading on margin or pledging. A Level 1 Insider may not hold the Corporation’s Equity Securities in a margin account or pledge the Corporation’s Equity Securities as collateral for a loan.
3.Hedging. A Level 1 Insider may not enter into hedging or monetization transactions or similar arrangements with respect to the Corporation’s Equity Securities.

G.    Violations of Section 16 may cause a Level 1 Insider to be held liable. In addition, the SEC has the ability to enforce Section 16(a) and related rules by seeking fines and judicial action or entering administrative cease and desist orders.
H.    In addition to other penalties for insider trading violations, the Insider Trading and Securities Fraud Enforcement Act of 1988 authorizes substantial fines against “controlling persons”, a term that can encompass the Corporation and the Corporation’s management personnel who both know of or recklessly disregard a possible insider trading violation by a person under their control and fail to take appropriate steps to prevent the violation. The fine for each violation is within the discretion of the court and may range up to the greater of $1,000,000 or three times the illicit profit gained or losses avoided.

V.    COMPLIANCE

A.Each person who is or becomes an Insider shall receive a copy of this Policy and shall execute each of the “Acknowledgment” and the “Agreement of Compliance”, attached to this Policy as Appendix A, an executed copy of which shall be retained by the Compliance Officer.
B.A Quasi-Insider or Temporary Insider shall receive and execute the “Covenant of Nondisclosure by a Quasi-Insider or Temporary Insider”, attached as Appendix B to this Policy, prior to any engagement or activity that may afford the individual access to Material Nonpublic Information of the Corporation.

VI.    OBLIGATION TO REPORT VIOLATIONS

    The improper use or unauthorized disclosure of Material Nonpublic Information and/or breaches of this Policy can inflict great damage upon the Corporation and its employees. Therefore, it is the obligation of every employee who becomes aware of the improper use or disclosure of Material Nonpublic Information or material breaches of this Policy to promptly communicate the relevant facts to the Compliance Officer.

APPENDIX A

ACKNOWLEDGMENT

I, the undersigned, hereby acknowledge that I have received a copy of the Insider Trading Policy Statement of ACNB Corporation and its Subsidiaries and affiliates (the “Policy”). I further certify that I have reviewed the Policy, and that I understand its provisions and what they require of me as an Insider. I understand that a violation of this Policy may result in the termination of my employment as an officer or employee of this institution and/or a request to resign from the Board of Directors.

____________________            ___________________________________
Date                        Signature of Director, Officer or Employee

AGREEMENT OF COMPLIANCE

I hereby certify that I understand what is required of me by the provisions of the Insider Trading Policy Statement of ACNB Corporation (the “Policy”) and that, by the setting of my hand to this instrument, I agree to comply in good faith with the provisions and the spirit of the aforementioned Policy.

____________________            ___________________________________
Date                        Signature of Director, Officer or Employee

                        Printed Name

APPENDIX B

COVENANT OF NONDISCLOSURE BY A
QUASI-INSIDER OR TEMPORARY INSIDER

I acknowledge the existence of an Insider Trading Policy Statement (the “Policy”) for ACNB Corporation (the “Corporation”). I acknowledge further that I may be considered a Quasi-Insider or Temporary Insider for purposes of the Policy because of the likelihood that I may gain access to Material Nonpublic Information concerning the Corporation and/or Subsidiaries or affiliates of the Corporation as a result of my engagement with the Corporation. I covenant that I will not divulge, disclose or “tip” any Material Nonpublic Information concerning the Corporation or Subsidiaries or affiliates of the Corporation to any person for any reason whatsoever, except persons with whom I am employed and who may have access to such information in the normal course of their duties. I covenant that I will in good faith make every attempt to limit access to the information at my place of employment.

I acknowledge that, as a Quasi-Insider or Temporary Insider, I will not buy or sell stock of ACNB Corporation or another entity while in possession of Material Nonpublic Information regarding the Corporation or such other entity, and that such a trade may be a violation of federal and state securities laws.

___________________                _________________________________
Date                        Signature of Covenantor

                        ________________________________
                        Printed Name

                        _________________________________
                        Print Person’s Employer or Trade Name